Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2012

•	Grew total subscriptions year-over-year by 524,000 subscriptions; doubled year-over-year growth rate from the fourth quarter.

•	Service & Technology revenue was $54.5 million, up 40% year-over-year.

•	Posted Adjusted EBITDA loss of $10 million; significant improvement over last year when excluding the one time impact of the past damages from the DISH Network settlement.

•	Reported net loss of $20.8 million.

•	Comcast's XFINITY® On Demand through TiVo now available in the San Francisco Bay Area; additional markets to roll out this summer.

•	TiVo's TV Everywhere efforts take significant step forward through the upcoming launch of TiVo Stream and with TiVo's TV Everywhere web portal for operators expected to initially launch with RCN.

ALVISO, Calif. - May 30, 2012 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs), for consumers, television service providers and consumer electronics manufacturers, today reported financial results for the first quarter fiscal 2013 ended April 30, 2012.

Tom Rogers, President and CEO of TiVo, said, “Our first quarter represented a solid start to the year for TiVo with our results in line with our financial outlook and as we continued to execute on our key objectives. Global adoption of TiVo progressed as we grew our subscription base 27% year-over-year, or by 524,000 subscriptions. Further, we delivered 40% year-over-year service and technology revenue growth, made considerable progress in our efforts to protect our intellectual property and continued to innovate announcing a number of products related to the TV Everywhere experience.”

For the first quarter, service and technology revenues were $54.5 million, an increase of 40% year-over-year. This was in line with guidance and compared to $38.8 million for the same quarter in fiscal 2012. TiVo reported a net loss of $20.8 million, compared to net income of $139.0 million in the same quarter in fiscal 2012, which included one-time past damages from the DISH Network settlement of $175.7 million and related interest income. Net loss per share this quarter was $0.17. Additionally, Adjusted EBITDA loss was $10.0 million, and compared very favorably to first quarter fiscal 2012 Adjusted EBITDA loss excluding the $175.7 million in litigation proceeds from the DISH Network settlement that related to damages from prior periods. Total subscriptions grew by 524,000 or 27% year-over-year to approximately 2.5 million subscriptions and we currently expect subscription growth rates to accelerate as fiscal 2013 progresses.

Rogers continued, “We are experiencing these subscription increases because cable operators are demanding a product that can tame an increasingly chaotic array of content choices. We believe TiVo provides the best solution for searching and organizing this complex world of video content. And through our ability to seamlessly bring together live and recorded television, video on-demand, and over-the-top content via broadband and integrate all of it into a simple, easy-to-use approach is unmatched in the market today. Our elegant user interface brings that content to the consumer and increasingly across multiple screens, meeting a key need for consumers and the operator community that increasingly understand the importance of what we offer.

“Our differentiation and innovation have given us a leadership position in providing an advanced television solution to operators. We are constantly pushing ourselves to deliver the very best television experience, and this quarter we announced some critical additions to our growing suite of products.

“First, TiVo Stream, our latest offering will easily deliver all the content available on TiVo Premiere to second screens such as iPads and iPhones. This product fills a real hole in the marketplace. The best indication of which programs people most care about are those they record and yet to date the cable industry has had no way to get recorded programs to the tablet, which has become an increasingly important viewing device. TiVo now solves for that.

“Second, we announced a thin IP set-top box that helps cable operators make available the TiVo interface across all the televisions in a customer's home, and does so in a very cost-effective way that is highly responsive to a cable operator's desire to come up with advanced TV plans that involve lower capex investment. This new set-top box gives consumers access to live and recorded TV, operator VOD in most cases, plus broadband-delivered content on every TV in the house - in the same way as with a set-top box with a hard drive.

“In addition, we will be launching our TV Everywhere web portal for operators in the near future, beginning with RCN, that will enable them to offer content both in and out of the home on the iPad, on a computer or connected device. This will allow the operator to make sure there is a common interface and thus a common experience across all the devices a consumer may want to use to access their TV content. In so doing, it makes television that much easier and simpler for the subscriber because there is no need to learn a new interface and customer experience every time you pick up a different device.

“This continued innovation has led to the recognition by many operators to view TiVo as the clear leader in this rapidly evolving television landscape. Operators are currently deploying the TiVo offering in aggregate to an increasing number of customers and seeing improving customer satisfaction and more video on-demand usage because of our advanced television solutions. As these relationships are still nascent in terms of the distribution, we are excited about the potential as they reach full distribution. While we have completed deals with operators that have a footprint of approximately 10 million subscribers, excluding DIRECTV and Comcast, the fact is we have less than 10% of this amount penetrated. We believe this provides tremendous opportunity in the coming quarters and years. This success is contributing to a strong level of discussions with operators who are looking to make decisions on deploying advanced television technology in the near term.

“Virgin Media continues to be a wonderful example of how strategically important our product has been in bolstering pay-TV offerings. Virgin Media recently reported it added another 242,000 TiVo subscribers, bringing the total to 677,000, or 18% of its entire base in just over a year's time. Virgin Media is growing its pay-TV subscriber base faster than its key competitors, which is a significant reversal in trends and remarkable given the tough economy in the United Kingdom. We believe this is evidence that TiVo is fueling a substantially improved competitive position for Virgin Media.

“Beyond Virgin Media, we continue to produce very good results from our other operator relationships. Both ONO and Grande doubled the number of TiVo subscribers since last quarter; RCN and Suddenlink continue to contribute to our momentum; and DIRECTV is now live nationwide. Additionally, we continue to work closely with Charter to get broader distribution of our product beyond the Dallas Forth Worth market as well as integration with future platforms.

“Our Comcast offering, which enables access to its XFINITY® On Demand content on TiVo Premiere, is now live in the San Francisco Bay Area with marketing just getting underway. This is the first and only offering in the country that brings together linear television, operator video on-demand and key over-the-top services, such as Netflix, Hulu, YouTube, and Amazon, in a one-stop-shop approach, using TiVo's user interface. We also expect to launch this product in additional markets this summer.

“Regarding our recent deal with Pace, last week at the Cable Show we unveiled our first offering that ports the TiVo user experience onto the Pace set-top box. The TiVo-Pace XG1 set-top box is a six-tuner gateway. Very importantly for operators, the features of the new TiVo-Pace XG1 will enable them to utilize TiVo's whole-home capabilities which include support for both traditional set-top as well as IP clients, while also embracing TiVo's mobile and tablet applications. We feel this will be a real potential accelerant for deployment of TiVo.

“On the intellectual property front, our efforts to protect our innovation continued with a favorable claim construction ruling in our Verizon litigation rendered in March, and the scheduling of a trial date in the fall. We also responded to the Motorola suit against TiVo by asserting three patents, including our Time Warp patent, in our amended counterclaims against Motorola. As part of this action we also asserted these same three patents against Time Warner Cable as a counterclaim defendant. It is estimated that Motorola has shipped well over 10 million DVRs to cable operators in North America to date, which we believe have been infringing our patents. We look forward to driving these cases towards resolution.

Rogers concluded, “We continue to build momentum in many elements of our business. Our current deals are leading to significant subscription growth, we continue to innovate in advanced television as highlighted by our recent product announcements, and our efforts to protect our intellectual property are progressing well. We believe this, along with our on-going efforts to drive more efficiencies in our operations, places TiVo in an enviable position with strong prospects as we aim to continue to grow our top line and drive towards Adjusted EBITDA profitability in the future.”

Management Provides Financial Guidance

For the second quarter of fiscal 2013, TiVo anticipates service and technology revenues in the range of $53 million to $55 million. TiVo anticipates net loss to be in the range of $28 million to $30 million and an Adjusted EBITDA loss to be in the range of $16 million to $18 million. Substantial sequential percentage increases in litigation costs and larger sales & marketing spend to promote the Comcast offering in the San Francisco Bay Area and other markets are expected to impact net loss and Adjusted EBITDA loss in the second quarter.
Further, consistent with our view from the fourth quarter fiscal year 2012 earnings report, we still expect to significantly advance towards our aim of approaching breakeven Adjusted EBITDA excluding litigation spend for the full year fiscal 2013. We expect sequential quarterly increases in MSO revenue throughout the remainder of the year driven by successful deployments with our existing customers, and cost structure improvements, specifically around research & development, where we expect to spend $5 million to $10 million less in the back half the year as compared to the first half of the year due to the launch of several of our products including TiVo Stream and the TiVo IP set-top box and the completion of our common code base efforts, which is intended to make future deployments quicker and faster. Additionally, we anticipate increased legal spend in the back half of the year due to the Verizon trial and our recently instituted actions with Motorola and Time Warner. However, we still expect lower litigation spend in fiscal year 2013 versus the prior year.
This financial guidance is based on information available to management as of May 30, 2012. TiVo expressly disclaims any duty to update this guidance.
Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 30, 2012. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 80099575). The Webcast will be archived and available through June 6, 2012 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 80099575.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future subscription growth with TiVo's MSO customers, the timing of future TiVo product roll-outs and availability of particular products in the future with customers such as Comcast, DIRECTV, ONO, Charter, RCN, Pace, and Grande Communications among others, TiVo's ability to leverage its research and development in the future between customers and MSO and retail markets, the future strength and value of TiVo's intellectual property portfolio, future litigation costs related to TiVo's intellectual property litigation, future sales and marketing expenses, TiVo's ability to approach breakeven Adjusted EBITDA excluding litigation spend for the full year fiscal 2013, future reductions in TiVo research and development costs, and future increases in TiVo's MSO revenues. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2012 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended April 30,
	2012	2011
Revenues
Service revenues	$30,621	$33,334
Technology revenues	23,887	5,503
Hardware revenues	13,261	6,915
Net revenues	67,769	45,752
Cost of revenues
Cost of service revenues	8,379	8,800
Cost of technology revenues	6,286	7,020
Cost of hardware revenues	18,471	8,853
Total cost of revenues	33,136	24,673
Gross margin	34,633	21,079
Research and development	30,560	27,228
Sales and marketing	6,224	6,337
Sales and marketing, subscription acquisition costs	1,257	1,233
General and administrative	16,166	22,452
Litigation Proceeds	—	(175,716)
Total operating expenses	54,207	(118,466)
Income (loss) from operations	(19,574)	139,545
Interest income	908	3,163
Interest expense and other income (expense)	(1,982)	(2,624)
Income (loss) before income taxes	(20,648)	140,084
Provision for income taxes	(126)	(1,059)
Net income (loss)	$(20,774)	$139,025

Net income (loss) per common share
Basic	$(0.17)	$1.21
Diluted	$(0.17)	$1.04

Income (loss) for purposes of computing net income (loss) per share:
Basic	(20,774)	139,025
Diluted	(20,774)	140,058

Weighted average common and common equivalent shares:
Basic	118,946,297	115,245,411
Diluted	118,946,297	134,609,476

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	April 30, 2012	January 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$125,607	$169,555
Short-term investments	441,703	449,244
Accounts receivable, net of allowance for doubtful accounts of $357 and $370, respectively	25,474	24,665
Inventories	28,344	18,925
Deferred cost of technology revenues, current	4,700	4,400
Prepaid expenses and other, current	14,138	12,106
Total current assets	639,966	678,895
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $48,575 and $47,170, respectively	9,703	9,191
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $18,480 and $17,797, respectively	3,994	4,677
Deferred cost of technology revenues, long-term	24,244	23,546
Prepaid expenses and other, long-term	3,280	3,501
Total long-term assets	41,221	40,915
Total assets	$681,187	$719,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$24,924	$32,102
Accrued liabilities	41,371	45,341
Deferred revenue, current	75,919	74,986
Total current liabilities	142,214	152,429
LONG-TERM LIABILITIES
Deferred revenue, long-term	70,078	81,336
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	652	518
Total long-term liabilities	243,230	254,354
Total liabilities	385,444	406,783
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 126,726,716 and 123,073,486, respectively, and outstanding shares are 124,688,748 and 121,616,908, respectively	127	123
Treasury stock, at cost - 2,037,968 shares and 1,456,578 shares, respectively	(20,737)	(13,788)
Additional paid-in capital	1,014,018	1,003,696
Accumulated deficit	(697,838)	(677,064)
Accumulated other comprehensive income (loss)	173	60
Total stockholders’ equity	295,743	313,027
Total liabilities and stockholders’ equity	$681,187	$719,810

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended April 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(20,774)	$139,025
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	2,088	2,234
Stock-based compensation expense	7,449	7,657
Amortization of discounts and premiums on investments	1,582	128
Non-cash loss on over allotment option and non-cash interest expense	240	1,712
Allowance for doubtful accounts	29	291
Changes in assets and liabilities:
Accounts receivable	(838)	(176,074)
Inventories	(9,419)	(3,435)
Deferred cost of technology revenues	(862)	(3,277)
Prepaid expenses and other	(1,835)	(471)
Accounts payable	(7,503)	10,057
Accrued liabilities	(3,970)	412
Deferred revenue	(10,325)	(2,140)
Deferred rent and other long-term liabilities	134	38
Net cash used in operating activities	$(44,004)	$(23,843)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(117,066)	(120,165)
Sales or maturities of long-term and short-term investments	122,922	72,001
Acquisition of property and equipment	(1,592)	(1,939)
Acquisition of capitalized software and intangibles	—	(281)
Net cash provided by (used in) investing activities	$4,264	$(50,384)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net of issuance costs of $6,391	—	166,109
Proceeds from issuance of common stock related to exercise of common stock options	2,741	2,061
Treasury stock - repurchase of stock for tax withholding	(6,949)	(3,185)
Net cash provided by (used in) financing activities	$(4,208)	$164,985
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(43,948)	$90,758
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	169,555	71,221
Balance at end of period	$125,607	$161,979

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	April 30		Three Months Ending
	2012	2011	July 31, 2012
	(In thousands)		(In millions)
Net loss	$(20,774)	$139,025	$(30) - $(28)
Add back:
Depreciation & amortization	2,088	2,234	$2
Interest income & expense	1,066	(541)	$1
Provision for income tax	126	1,059	$0
EBITDA	(17,494)	141,777	$(27) - $(25)
Stock-based compensation	7,449	7,657	$9
Adjusted EBITDA	$(10,045)	$149,434	$(18) - $(16)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended April 30,
(Subscriptions in thousands)	2012	2011
TiVo-Owned Subscription Gross Additions:	24	27
Subscription Net Additions/(Losses):
TiVo-Owned	(29)	(58)
MSOs	235	(30)
Total Subscription Net Additions/(Losses)	206	(88)
Cumulative Subscriptions:
TiVo-Owned	1,080	1,208
MSOs	1,405	753
Total Cumulative Subscriptions	2,485	1,961
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	55%	57%

Included in the 1,080,000 TiVo-Owned subscriptions are approximately 238,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs lines refer to subscriptions sold to consumers by multiple system operators and broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, Grande, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2012	2011
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,095	1,238
TiVo-Owned subscription cancellations	(53)	(85)
TiVo-Owned Churn Rate per month	(1.6)%	(2.3)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2012	2011	2012	2011
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,257	$1,233	$7,416	$6,211
Hardware revenues	(13,261)	(6,915)	(54,239)	(40,364)
Less: MSOs'-related hardware revenues	9,268	2,765	37,986	12,213
Cost of hardware revenues	18,471	8,853	69,057	58,667
Less: MSOs'-related cost of hardware revenues	(10,159)	(1,795)	(31,941)	(8,933)
Total Acquisition Costs	5,576	4,141	28,279	27,794
TiVo-Owned Subscription Gross Additions	24	27	111	154
Subscription Acquisition Costs (SAC)	$232	$153	$255	$180

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30
TiVo-Owned Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$30,621	$33,334
Less: MSOs'-related service revenues	(3,929)	(3,962)
TiVo-Owned-related service revenues	26,692	29,372
Average TiVo-Owned revenues per month	8,897	9,791
Average TiVo-Owned per month subscriptions	1,095	1,238
TiVo-Owned ARPU per month	$8.13	$7.91

	Three Months Ended April 30
MSOs' Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$30,621	$33,334
Less: TiVo-Owned-related service revenues	(26,692)	(29,372)
MSOs'-related service revenues	3,929	3,962
Average MSOs' revenues per month	1,310	1,321
Average MSOs' per month subscriptions	1,283	768
MSOs' ARPU per month	$1.02	$1.72

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs' subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.